Filed Pursuant to Rule 424(b)(5)

Registration No. 333-264533

PROSPECTUS SUPPLEMENT (To Prospectus dated April 28, 2022)

1,200,000 Shares

Common Stock

We are offering 1,200,000 shares of our common stock. Our common stock is listed for trading on the Nasdaq Global Market under the symbol “CLFD.” On December 5, 2022, the last reported sale price of shares of our common stock was $112.01 per share.

Our business and an investment in our common stock involve significant risks. These risks are described under the caption “Risk Factors” beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$100.00	$120,000,000
Underwriting discount	$5.50	$6,600,000
Proceeds, before expenses, to CLFD	$94.50	$113,400,000

The underwriters may also purchase up to an additional 180,000 shares from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus.

The underwriters expect to deliver the shares against payment in New York, New York on or approximately December 9, 2022.

_______________

Joint Book-running Managers

Cowen	Needham & Company

_______________

Co-Managers

Roth Capital Partners	Lake Street	Northland Capital Markets
_______________ December 6, 2022

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is part of the registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process and consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part, the accompanying prospectus, gives more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. This prospectus supplement may add to, update or change information in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement or the accompanying prospectus.

If information in this prospectus supplement is inconsistent with the accompanying prospectus or with any document incorporated by reference herein that was filed with the SEC before the date of this prospectus supplement, you should rely on this prospectus supplement. This prospectus supplement, the accompanying prospectus and the documents incorporated into each by reference include important information about us, the securities being offered and other information you should know before investing in our securities. You should also read and consider information in the documents we have referred you to in the sections of this prospectus supplement and the accompanying prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

You should rely only on this prospectus supplement, the accompanying prospectus, the information incorporated or deemed to be incorporated by reference herein or therein and any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized anyone to provide you with information that is in addition to or different from that contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not offering to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or any free writing prospectus, or incorporated by reference herein or therein, is accurate as of any date other than as of the date of this prospectus supplement or the accompanying prospectus or any free writing prospectus, as the case may be, or in the case of the documents incorporated by reference, the date of such documents regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or any sale of our securities. Our business, financial condition, liquidity, results of operations and prospects may have changed since those dates.

We use various trademarks and trade names in our business, including without limitation our corporate name and logo. All other trademarks or trade names referred to in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein are the property of their respective owners. Solely for convenience, the trademarks and trade names in this prospectus supplement and the accompanying prospectus and the documents incorporated by reference herein or therein may be referred to without the ® and ™ symbols, but such references should not be construed as any indicator that their respective owners will not assert, to the fullest extent under applicable law, their rights thereto.

Unless otherwise indicated, information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus concerning our business and the industry and markets in which we operate, including with respect to our business prospects, our market position and opportunity, and the competitive landscape, is based on information from our management’s estimates, as well as from industry publications, surveys and studies conducted by third parties. Our management’s estimates are derived from publicly available information, their knowledge of our business and industry, and assumptions based on such information and knowledge, which they believe to be reasonable. In addition, while we believe that information contained in the industry publications, surveys and studies has been obtained from reliable sources, we have not independently verified any of the data contained in these third-party sources, and the accuracy and completeness of the information contained in these sources is not guaranteed. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances reflected in this information. Unless otherwise expressly stated, we obtained this industry, business, market, and other data from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, technology, and general publications, government data and similar sources.

S-ii

When we refer to “Clearfield,” “we,” “our,” “us” and the “Company” in this prospectus supplement, we mean Clearfield, Inc., a Minnesota corporation, and its subsidiaries, unless otherwise specified. When we refer to “you,” we mean the holders of the applicable securities.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the securities or possession or distribution of this prospectus supplement or the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement or the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement or the accompanying prospectus applicable to that jurisdiction.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the consolidated financial statements, notes to consolidated financial statements, financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Overview

Clearfield, Inc., a Minnesota corporation, designs, manufactures, and distributes fiber optic management, protection and delivery products for communications networks. Our “fiber to the anywhere” product platform serves the unique requirements of leading broadband service providers in the United States and international markets, primarily countries in the Caribbean, Canada, and Central and South America. Clearfield’s customers include community broadband, which includes local and regional telecom companies, utilities, municipalities and alternative carriers, multiple system operators (“MSO’s”, or “Cable TV”), which are also referred to as Tier 2 and Tier 3 customers; national carriers, which includes large national and global wireline and wireless providers also referred to as Tier 1’s; and international customers. We also provide contract manufacturing services for our legacy customers which include original equipment manufacturers requiring copper and fiber cable assemblies built to their specifications.

We have historically focused on the unserved or underserved rural communities that receive voice, video and data services from independent telephone companies. By aligning Clearfield’s in-house engineering and technical knowledge alongside its customers, we have been able to develop, customize and enhance products from design through production.

We acquired Nestor Cables, based in Oulu, Finland, on July 26, 2022. Nestor Cables manufactures fiber optic and copper telecommunication cables and equipment which it distributes to telecommunication operators, network owners, electric companies, building contractors, and industrial companies. Nestor Cables sells its products predominantly to customers in Europe.

Substantially all of the final build and assembly of our products is completed at Clearfield’s manufacturing facilities in Brooklyn Park, Minnesota, and at facilities in Tijuana, Mexico operating under a Maquiladora arrangement, with manufacturing support from a network of domestic and global manufacturing partners. Clearfield specializes in producing these products on both a quick-turn and scheduled delivery basis.

Our sales channels include direct to customer, through distribution partners, and to original equipment suppliers who private label our products. Our products are sold by our sales employees and independent sales representatives.

At the end of fiscal 2022, Clearfield completed the final, “Now of Age” phase of its multi-year strategic plan. In this phase, Clearfield was focused on:

•	accelerating its operating cadence by investments in its systems and process and by emphasizing speed of delivery;

•	amplifying bold and disruptive growth by leveraging Clearfield’s community broadband expertise, removing obstacles for the integration of wireline and wireless networks, and bringing Clearfield’s fiber management expertise to next generation fiber broadband; and

•	augmenting capacity for Clearfield’s ongoing growth, including investments to increase competitiveness and reduce costs and building upon partnerships for faster product innovation and cost reduction programs.

In November 2022, Clearfield announced its successor strategic plan, referred to as the LEAP plan. The LEAP plan has four key strategic goals:

•	Leverage Clearfield’s decade-long excellence in community broadband

•	Execute capacity growth in advance of market opportunity

•	Accelerate infrastructure investment; and

•	Position innovation at the forefront of Clearfield’s value proposition.

Corporate Information

Our principal executive offices are located at 7050 Winnetka Av. N., Suite 100, Brooklyn Park, Minnesota 55428, and our telephone number is (763) 476-6866. Our website address is www.seeclearfield.com. We do not incorporate the information on our website into this prospectus supplement, and you should not consider such information part of this prospectus supplement.

THE OFFERING

The following summary contains the principal terms of this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Issuer	Clearfield, Inc.
Common stock offered by us	1,200,000 shares.
Common stock outstanding immediately after this offering	15,018,452 shares, or 15,198,452 shares if the underwriters exercise their option to purchase additional shares in full.
Option to purchase additional shares of common stock	We have granted the underwriters an option for a period of 30 days from the date of this prospectus supplement to purchase an additional 180,000 shares of our common stock on the same terms and conditions as set forth herein.
Use of proceeds

We estimate that the net proceeds from this offering will be approximately $113.2 million, or approximately $130.2 million if the underwriters exercise in full their option to purchase additional shares of our common stock, in each case, after deducting the underwriting discounts and commissions and the estimated fees and expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Listing	Our common stock is listed on the Nasdaq Global Market under the symbol “CLFD.”
Transfer Agent and Registrar	The registrar and transfer agent for our common stock is EQ Shareowner Services.
Risk Factors	Investing in our common stock involves risks. See “Risk Factors” included in this prospectus supplement, the accompanying prospectus and otherwise incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of factors that you should consider before purchasing shares of our common stock.

The number of shares of our common stock shown above to be outstanding after this offering is based on 13,818,452 shares outstanding as of September 30, 2022, and excludes as of such date:

•	236,509 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $31.30 per share;

•	580,056 shares of our common stock reserved for future issuance under our 2007 Stock Compensation Plan; and

•	181,590 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options to purchase common stock since September 30, 2022 and no exercise by the underwriters of their option to purchase additional shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risk factors described below and set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the year ended September 30, 2022, together with the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including our consolidated financial statements and the related notes, before deciding to invest in our common stock. Additional risks and uncertainties not presently known to us may also harm our business. If any of these known or unknown risks or uncertainties occur, our business, financial condition and operating results could be materially and adversely affected, the trading price of our common stock could decline and you could lose part or all of your investment in our common stock.

Risks Related to this Offering and Our Common Stock

Investors in this offering will experience immediate and substantial dilution.

The price per share of our common stock being offered is substantially higher than the book value per share of our common stock. Accordingly, you will suffer substantial dilution in the net tangible book value of the common stock you purchase in this offering. If you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $84.37 per share in the net tangible book value of the common stock. For a further description of the dilution that you will experience immediately after this offering, see “Dilution.”

Our stock price has been and could remain volatile, which could adversely affect the market price of our stock.

The market price of our common stock has historically experienced and may continue to experience significant volatility. Between July 1, 2022 and November 30, 2022, the sales price of our common stock on the Nasdaq Global Market fluctuated from a high of $134.90 per share to a low of $60.14 per share and, on December 5, 2022, the closing sale price of our common stock on the Nasdaq Global Market was $112.01 per share. Our quarterly operating results, our perceived prospects or the perceptions of the broadband market, changes in securities analysts’ recommendations or earnings estimates and our ability to meet such estimates, changes in general conditions in the economy or the financial markets, capital raising activity and other developments affecting us or our competitors could cause the market price of our common stock to fluctuate substantially, making it more difficult for shares of our common stock to be sold at a favorable price or at all. In addition, the market price of our common stock could also be reduced by general market price declines or market volatility in the future or future declines or volatility in the prices of stocks for companies in our industry.

Future sales of shares of our common stock may negatively affect our stock price.

Future sales of our common stock, including sales of our common stock through this offering, could have a significant negative effect on the market price of our common stock. In addition, as of September 30, 2022, there were 236,509 shares of our common stock issuable upon the exercise of outstanding stock options. The increase in our outstanding common stock could dilute future earnings per share, if any, and could depress the market value of our common stock. Dilution and potential dilution, the availability of a large amount of shares for sale, and the possibility of additional issuances and sales of our common stock may negatively affect both the trading price and liquidity of our common stock.

We will have broad discretion in how we use a portion of the net proceeds of this offering. We may not use these proceeds effectively, which could affect our results of operations and cause our stock price to decline.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. Accordingly, we will have considerable discretion in the application of the net proceeds of this offering. As a result, investors will be relying upon management’s judgment with only limited information about our specific intentions for the use of the net proceeds of this offering. We may use the net proceeds of this offering for purposes that do not yield a significant return or any return at all for our shareholders. In addition, pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.

We do not intend to pay cash dividends in the foreseeable future. Consequently, any gains from an investment in our common stock will likely depend on whether the price of our common stock increases.

We have not paid dividends on our common stock and we currently intend to retain our future earnings, if any, to fund our operations, continued organic growth and potential future strategic transactions. As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future. Consequently, in the foreseeable future, you will likely only experience a gain from your investment in our common stock if the price of our common stock increases.

Our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock.

Because many purchases by customers of our products relate to a specific customer project and are procured by the customer from time to time through purchase orders, the short-term demand for our products can fluctuate significantly.  This fluctuation can be further affected by the long sales cycles necessary to obtain contracts to supply equipment for these projects, the availability of capital to fund our customers’ projects, changes, or delays in customer deployment schedules and the impact of the government regulation to encourage service to unserved or underserved communities, rural areas or other high cost areas on customer buying patterns.  These long sales cycles may result in significant effort expended with no resulting sales or sales that are not made in the anticipated quarter or fiscal year.  Certain customers and prospective customers, typically larger broadband service providers, are conducive to these long sales cycles which may be multi-year efforts.  Demand for our products will also depend upon the extent to which our customers and prospective customers initiate these projects and the extent to which we are selected to provide our equipment in these projects, neither of which can be assured.  In addition, a sharp increase in demand could result in actual lead times longer than quoted, and a sharp decrease in demand could result in excess stock.  These factors generally result in fluctuations, sometimes significant, in our operating results.  Other factors that may affect our quarterly operating results include:

•	the volume and timing of orders from and shipments to our customers, particularly significant customers;

•	mergers and acquisitions activity among our customers;

•	work stoppages and other developments affecting the operations of our customers;

•	the timing of and our ability to obtain required certifications or qualifications to sell products, the timing of and our ability to obtain new customer contracts, and the timing of revenue recognition;

•	the timing of new product and service announcements;

•	the availability of products and services;

•	market acceptance of new and enhanced versions of our products and services, including the impact of government regulations on customers purchasing decisions;

•	variations in the mix of products and services we sell;

•	the utilization of our production capacity and employees, including foreign operations;

•	the availability and cost of key components of our products, including the impact of new or increased tariffs; and

•	accounting treatment related to stock-based compensation.

Further, we budget our expenses based in part on expectations of future sales.  If sales levels in a particular quarter are lower than expected, our operating results will be affected adversely.

Because of these factors, our quarterly operating results are difficult to predict and are likely to vary in the future.  If our operating results are below financial analysts’ or investors’ expectations, the market price of our common stock may fall abruptly and significantly.

Our stock price has been volatile historically and may continue to be volatile. The price of our common stock may fluctuate significantly.

The trading price of our common stock has been and may continue to be subject to wide fluctuations.  Our stock price may fluctuate in response to a number of events and factors, such as quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates and recommendations by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to us, and new reports relating to trends in our markets or general economic conditions.

In addition, the stock market is subject to price and volume fluctuations that affect the market prices for companies in general, and high-technology companies like us in particular.  These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.  Further, any failure by us to meet or exceed the expectations of financial analysts or investors is likely to cause a decline in our common stock price.  Further, recent economic conditions have resulted in significant fluctuations in stock prices for many companies, including Clearfield.  We cannot predict when the stock markets and the market for our common stock may stabilize.  In addition, although our common stock is listed on the Nasdaq Stock Market, our common stock has at times experienced low trading volume in the past.  Limited trading volume subjects our common stock to greater price volatility and may make it difficult for our shareholders to sell shares at an attractive price.

Anti-takeover provisions in our organizational documents, Minnesota law and other agreements could prevent or delay a change in control of our company.

Certain provisions of our articles of incorporation and bylaws, Minnesota law, and other agreements may make it more difficult for a third-party to acquire, or discourage a third-party from attempting to acquire, control of our company, including:

•	the provisions of our bylaws setting forth the advance notice and information requirements for shareholder proposals, including nominees for directors, to be considered properly brought before shareholders;

•	the right of our board of directors to establish more than one class or series of shares and to fix the relative rights and preferences of any such different classes or series;

•	the provisions of Minnesota law relating to business combinations and control share acquisitions; and

•	the provisions of our equity compensation plans allowing for the acceleration of vesting or payments of awards granted under the plans in the event of specified events that result in a “change in control” and provisions of agreements with certain of our executive officers requiring payments if their employment is terminated and there is a “change in control.”

These measures could discourage or prevent a takeover of us or changes in our management, even if an acquisition or such changes would be beneficial to our shareholders.  This may have a negative effect on the price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections and statements of our beliefs concerning future events, business plans, objectives, expected operating results and the assumptions upon which those statements are based. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as “may,” “could,” “should,” “will,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Actual results, performance or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements.

The following factors, among others, could cause our financial performance to differ materially from that expressed in such forward-looking statements:

•	The COVID-19 pandemic has significantly impacted worldwide economic conditions and could have a material adverse effect on our business, financial condition and operating results.
•	Inflationary price pressures and uncertain availability of components, raw materials, labor and logistics used by us and our suppliers could negatively impact our profitability.
•	We rely on single-source suppliers, which could cause delays, increases in costs or prevent us from completing customer orders, all of which could materially harm our business.
•	We depend on the availability of sufficient supply of certain materials and global disruptions in the supply chain for these materials could prevent us from meeting customer demand for our products.
•	We rely on our manufacturing operations to produce product to ship to customers. Manufacturing constraints and disruptions could result in decreased future revenue.
•	A significant percentage of our sales in the last three fiscal years have been made to a small number of customers, and the loss of these major customers could adversely affect us.
•	Further consolidation among our customers may result in the loss of some customers and may reduce sales during the pendency of business combinations and related integration activities.
•	We may be subject to risks associated with acquisitions, and the risks could adversely affect future operating results.
•	We have exposure to movements in foreign currency exchange rates.
•	If we are unable to integrate acquired businesses, our financial results could be materially and adversely affected.
•	Adverse global economic conditions and geopolitical issues could have a negative effect on our business, and results of operations and financial condition.
•	Our planned growth may strain our business infrastructure, which could adversely affect our operations and financial condition.
•	Product defects or the failure of our products to meet specifications could cause us to lose customers and sales or to incur unexpected expenses.
•	We are dependent on key personnel.

•	Cyber-security incidents on our information technology systems, including ransomware, data breaches or computer viruses, could disrupt our business operations, damage our reputation, and potentially lead to litigation.
•	Our business is dependent on interdependent management information systems.
•	To compete effectively, we must continually improve existing products and introduce new products that achieve market acceptance.
•	If the telecommunications market does not continue to expand, our business may not grow as fast as we expect, which could adversely impact our business, financial condition and operating results.
•	Changes in U.S. government funding programs may cause our customers and prospective customers to delay, reduce, or accelerate purchases, leading to unpredictable and irregular purchase cycles.
•	Intense competition in our industry may result in price reductions, lower gross profits and loss of market share.
•	Our success depends upon adequate protection of our patent and intellectual property rights.
•	We face risks associated with expanding our sales outside of the United States.
•	Our operating results may fluctuate significantly from quarter to quarter, which may make budgeting for expenses difficult and may negatively affect the market price of our common stock.
•	Our stock price has been volatile historically and may continue to be volatile. The price of our common stock may fluctuate significantly.
•	Anti-takeover provisions in our organizational documents, Minnesota law and other agreements could prevent or delay a change in control of our company.

You should not place undue reliance on these forward-looking statements. We discuss in greater detail in, and in the documents incorporated by reference into, this prospectus supplement and the accompanying prospectus, many of these risks, uncertainties, and assumptions under the headings “Risk Factors.” Additional cautionary statements or discussions of risks, uncertainties and assumptions that could affect our results or the achievement of the expectations described in forward-looking statements are also contained in the documents we incorporate by reference into this prospectus supplement and the accompanying prospectus. Any forward-looking statement made by us in this prospectus supplement, the accompanying prospectus, or any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus speaks only as of the date on which it was made. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. You should, however, review additional disclosures we make in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC.

You should read this prospectus supplement, the accompanying prospectus, and the documents that we incorporated by reference in this prospectus supplement and the accompanying prospectus completely and with the understanding that our actual future results, levels of activity and performance as well as other events and circumstances may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

USE OF PROCEEDS

We expect to receive approximately $113.2 million in net proceeds from this offering. If the underwriters exercise their option to purchase additional shares in full, the net proceeds of this offering are expected to be approximately $130.2 million. “Net proceeds” is what we expect to receive after deducting the underwriting discounts and commissions, as described in “Underwriting” below, and other estimated offering expenses payable by us, which include legal, accounting, printing and SEC filing fees.

We intend to use the net proceeds from this offering for working capital and other general corporate purposes, which may include the repayment of indebtedness, repurchase of common stock under our existing repurchase program, capital expenditures, or potential acquisitions and strategic transactions. We have not yet determined the amount of net proceeds to be used specifically for any particular purpose or the timing of these expenditures. Accordingly, we will retain broad discretion over the use of such proceeds. Pending application of the net proceeds as described above, we intend to invest the net proceeds in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

DILUTION

If you invest in our common stock, your ownership interest will be diluted by the difference between the price per share you pay in this offering and the net tangible book value per share of our common stock immediately after this offering.

Our net tangible book value as of September 30, 2022 was approximately $121.5 million, or $8.80 per share of our common stock, based upon 13,818,452 shares of our common stock outstanding as of that date. Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of September 30, 2022. Dilution in net tangible book value per share represents the difference between the amount per share paid by investors purchasing of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 1,200,000 shares of our common stock in this offering at the public offering price of $100.00 per share and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2022, would have been approximately $234.7 million, or $15.63 per share. This represents an immediate increase in net tangible book value of $6.83 per share to existing shareholders and immediate dilution in net tangible book value of $84.37 per share to new investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Purchase price per share		$100.00
Net tangible book value per share as of September 30, 2022	$ 8.80
Increase per share attributable to this offering	$ 6.83
As adjusted net tangible book value per share after this offering		$15.63
Dilution per share to new investors participating in this offering		$84.37

If the underwriters exercises their option in full to purchase additional shares in this offering, the adjusted net tangible book value will increase to $251.8 million, or $16.56 per share, representing an immediate dilution of $83.44 per share to new investors.

The foregoing table and discussion is based on 13,818,452 shares outstanding as of September 30, 2022 and excludes as of that date:

•	236,509 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $31.30 per share;

•	580,056 shares of our common stock reserved for future issuance under our 2007 Stock Compensation Plan; and

•	181,590 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

To the extent that outstanding stock options or other equity awards are exercised or become vested or any additional options or other equity awards are granted and exercised or become vested or other issuances of shares of our common stock are made, you will experience further dilution.

CAPITALIZATION

The following table presents our cash and cash equivalents, liabilities and capitalization as of September 30, 2022:

•	on an actual basis; and

•	as adjusted to reflect the issuance and sale of shares of common stock in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, and the use of proceeds therefrom as described under “Use of Proceeds.”

You should read this table in conjunction with the section entitled “Use of Proceeds” and our consolidated financial statements and related notes included in our Annual Report on Form 10-K for the year ended September 30, 2022, which is incorporated by reference in this prospectus supplement.

	As of September 30, 2022
	Actual	As Adjusted
	(in thousands, except share data)
Cash and cash equivalents	$16,650	$129,852
Current liabilities:
Current portion of lease liability	3,385	3,385
Accounts payable	24,118	24,118
Accrued compensation	13,619	13,619
Accrued expenses	6,181	6,181
Factoring liability	4,391	4,391
Total current liabilities	51,694	51,694
Other liabilities:
Long-term debt	18,666	18,666
Long-term portion of lease liability	10,412	10,412
Deferred tax liability	774	774
Total liabilities:	81,546	81,546
Shareholders’ equity
Preferred stock, $0.01 par value; 500,000 shares authorized; no shares issued or outstanding	—	—
Common stock, authorized 50,000,000 shares, $.01 par value; issued and outstanding 13,818,452 actual and 15,018,452 as adjusted	138	150
Additional paid-in capital	54,539	167,729
Accumulated other comprehensive loss	(1,898)	(1,898)
Retained earnings	94,803	94,803
Total shareholders’ equity	147,582	260,784
Total liabilities and shareholders’ equity	$229,128	$342,330

The foregoing table assumes no exercise by the underwriters of their option to purchase additional shares of common stock and is based on 13,818,452 shares outstanding as of September 30, 2022 and excludes as of that date:

•	236,509 shares of our common stock issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $31.30 per share;

•	580,056 shares of our common stock reserved for future issuance under our 2007 Stock Compensation Plan; and

•	181,590 shares of our common stock reserved for future issuance under our Employee Stock Purchase Plan.

DIVIDENDS

We have never declared or paid any dividends on our common stock. We currently intend to retain any earnings for use in our operations, continued organic growth and potential future strategic transactions. Accordingly, following this offering, we do not anticipate declaring or paying cash dividends in the foreseeable future. The payment of any future dividends will be at the discretion of our board of directors and will depend on our results of operations, capital requirements, financial condition, prospects, contractual arrangements, any limitations on payment of dividends present in our current and future debt agreements, and other factors that our board of directors may deem relevant.

Material U.S. Federal Income Tax Consequences to Non-U.S. Holders

The following is a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. holders (as defined herein) with respect to their ownership and disposition of shares of our common stock issued pursuant to this offering. This discussion does not address all aspects of U.S. federal income tax considerations relating thereto. This discussion also does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction, nor under U.S. federal gift and estate tax laws, except to the limited extent provided below. In general, a non-U.S. holder means a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in the United States or under the laws of the United States or of any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all of the trust’s substantial decisions or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing U.S. Treasury Regulations promulgated thereunder, published administrative pronouncements and rulings of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as in effect as of the date of this prospectus supplement. These authorities are subject to change and to differing interpretation, possibly with retroactive effect. Any change or differing interpretation could alter the tax consequences to non-U.S. holders described in this prospectus supplement and the accompanying prospectus.

We assume in this discussion that a non-U.S. holder holds shares of our common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular non-U.S. holder in light of that non-U.S. holder’s individual circumstances, nor does it address any estate or gift tax consequences, except to the limited extent provided below, or any aspects of U.S. state, local or non-U.S. taxes. This discussion also does not consider any specific facts or circumstances that may apply to a non-U.S. holder and does not address the special tax rules applicable to particular non-U.S. holders, such as holders that own, or are deemed to own, more than 5% of our capital stock (except to the extent specifically set forth below), corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, banks, financial institutions, insurance companies, brokers, dealers or traders in securities, commodities or currencies, tax-qualified retirement plans, accrual method taxpayers subject to special tax accounting rules under Section 451(b) of the Code, holders subject to the alternative minimum tax or the Medicare contribution tax, holders who hold or receive our common stock pursuant to the exercise of employee stock options or otherwise as compensation, holders holding our common stock as part of a hedge, straddle or other risk reduction strategy, conversion transaction or other integrated investment, holders deemed to sell our common stock under the constructive sale provisions of the Code, controlled foreign corporations, passive foreign investment companies and certain former U.S. citizens or long-term residents.

In addition, this discussion does not address the tax treatment of partnerships (or entities or arrangements that are treated as partnerships for U.S. federal income tax purposes) or persons that hold their common stock through such partnerships. If a partnership, including any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Such partners and partnerships should consult their own tax advisors regarding the tax consequences of the purchase, ownership, and disposition of our common stock.

There can be no assurance that a court or the IRS will not challenge one or more of the tax consequences described herein, and we have not obtained, nor do we intend to obtain, an IRS ruling with respect to the U.S. federal income tax consequences to a non-U.S. holder of the purchase, ownership or disposition of our common stock.

Distributions on Our Common Stock

Distributions, if any, on our common stock generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the non-U.S. holder’s investment, up to such holder’s adjusted tax basis in the common stock. Any remaining excess will be treated as capital gain from the sale or exchange of such common stock, subject to the tax treatment described below in “Gain on Sale, Exchange or Other Disposition of Our Common Stock.” Any such distribution will also be subject to the discussion below under the heading “FATCA Withholding.”

Dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

Dividends that are treated as effectively connected with a trade or business conducted by a non-U.S. holder within the United States and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment or a fixed base maintained by the non-U.S. holder within the United States, are generally exempt from the 30% withholding tax if the non-U.S. holder satisfies applicable certification and disclosure requirements. However, such U.S. effectively connected income, net of specified deductions and credits, is taxed at the same graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). Any U.S. effectively connected income received by a non-U.S. holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence.

To claim a reduction or exemption from withholding, a non-U.S. holder of our common stock generally will be required to provide (a) a properly executed IRS Form W-8BEN or W-8BEN-E (or successor form) and satisfy applicable certification and other requirements to claim the benefit of an applicable income tax treaty between the United States and such holder’s country of residence or (b) a properly executed IRS Form W-8ECI stating that dividends are not subject to withholding because they are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States. Non-U.S. holders are urged to consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

A non-U.S. holder that is eligible for a reduced rate of U.S. withholding tax under an income tax treaty may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Sale, Exchange, or Other Disposition of Our Common Stock

Subject to the discussion below regarding backup withholding, in general, a non-U.S. holder will not be subject to any U.S. federal income tax on any gain realized upon such holder’s sale, exchange or other disposition of shares of our common stock unless:

•	the gain is effectively connected with a U.S. trade or business of the non-U.S. holder and, if an applicable income tax treaty so provides, is attributable to a permanent establishment or a fixed base maintained in the United States by such non-U.S. holder, in which case the non-U.S. holder generally will be taxed at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code) (or such lower rate as may be specified by an applicable income tax treaty) and, if the non-U.S. holder is a foreign corporation, the branch profits tax described above in “Distributions on Our Common Stock” also may apply;

•	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty) on the net gain derived from the disposition, which may be offset by U.S. source capital losses of the non-U.S. holder, if any (even though the individual is not considered a resident of the United States); or

•	our common stock constitutes a U.S. real property interest because we are, or have been, at any time during the five-year period preceding such disposition (or the non-U.S. holder’s holding period, if shorter) a “United States real property holding corporation.” Generally, a corporation is a United States real property holding corporation only if the fair market value of its U.S. real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. Although there can be no assurance, we do not believe that we are, or have been, a United States real property holding corporation, or that we are likely to become one in the future. Even if we are or become a United States real property holding corporation, provided that our common stock is regularly traded on an established securities market, within the meaning of applicable Treasury Regulations, our common stock will be treated as a U.S. real property interest only with respect to a non-U.S. holder that holds more than 5% of our outstanding common stock, directly or indirectly, actually or constructively, during the shorter of the 5-year period ending on the date of the disposition or the period that the non-U.S. holder held our common stock. In such case, such non-U.S. holder generally will be taxed on its net gain derived from the disposition at the graduated U.S. federal income tax rates applicable to U.S. persons (as defined in the Code). No assurance can be provided that our common stock will continue to be regularly traded on an established securities market for purposes of the rules described above.

U.S. Federal Estate Tax

The estates of nonresident alien individuals generally are subject to U.S. federal estate tax on property with a U.S. situs. Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent, unless an applicable estate tax treaty between the United States and the decedent’s country of residence provides otherwise. Investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of the ownership or disposition of our common stock.

Information Reporting and Backup Withholding

We must report annually to the IRS and to each non-U.S. holder the gross amount of distributions on our common stock paid to such holder, whether or not such distribution is a dividend for U.S. federal income tax purposes, and the tax withheld, if any, with respect to such distributions. Non-U.S. holders will have to comply with specific certification procedures to establish that the holder is not a U.S. person (as defined in the Code) in order to avoid backup withholding at the applicable rate with respect to dividends on our common stock. A non-U.S. holder generally will not be subject to U.S. backup withholding with respect to payments of dividends on our common stock if it certifies its non-U.S. status by providing a valid IRS Form W-8BEN or W-8BEN-E (or successor form) or W-8ECI, or otherwise establishes an exemption; provided we do not have actual knowledge or reason to know such non-U.S. holder is a U.S. person, as defined in the Code. Dividends paid to non-U.S. holders subject to the U.S. withholding tax, as described above in “Distributions on Our Common Stock,” generally will be exempt from U.S. backup withholding.

Information reporting and backup withholding will generally apply to the proceeds of a disposition of our common stock by a non-U.S. holder effected by or through the U.S. office of any broker, U.S. or foreign, unless the holder certifies its status as a non-U.S. holder and satisfies certain other requirements, or otherwise establishes an exemption. Generally, information reporting and backup withholding will not apply to a payment of disposition proceeds to a non-U.S. holder where the transaction is effected outside the United States through a non-U.S. office of a broker. However, information reporting but not backup withholding will apply in a manner similar to dispositions effected through a U.S. office of a broker, if a non-U.S. holder sells our common stock through a non-U.S. office of a broker that is:

•	a U.S. person (including a foreign branch or office of such person),
•	a “controlled foreign corporation” for U.S. federal income tax purposes,
•	a foreign person 50% or more of whose gross income from certain periods is effectively connected with a U.S. trade or business, or
•	a foreign partnership if at any time during its tax year (a) one or more of its partners are U.S. persons who, in the aggregate, hold more than 50% of the income or capital interests of the partnership or (b) the foreign partnership is engaged in a U.S. trade or business.

Non-U.S. holders should consult their own tax advisors regarding the application of the information reporting and backup withholding rules to them.

Copies of information returns may be made available to the tax authorities of the country in which the non-U.S. holder resides or is incorporated under the provisions of a specific treaty or agreement.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Code, U.S. Treasury Regulations and other applicable guidance, commonly referred to as “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on stock in a U.S. corporation paid to (i) a “foreign financial institution” (as specifically defined for this purpose), unless such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise qualifies for an exemption from these rules and (ii) a “non-financial foreign entity” (as defined in the Code), unless such entity provides the withholding agent with either a certification that it does not have any substantial direct or indirect U.S. owners or provides information regarding substantial direct and indirect U.S. owners of the entity, or otherwise qualifies for an exemption from these rules. Treasury regulations proposed in December 2018 (and upon which taxpayers and withholding agents are entitled to rely) eliminate possible FATCA withholding on the gross proceeds from any sale or other disposition of shares of stock of a U.S. corporation, previously scheduled to apply beginning January 1, 2019. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the common stock being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of shares of our common stock set forth opposite its name below. Cowen and Company, LLC and Needham & Company, LLC are the representatives of the several underwriters, or the Representatives.

Underwriter	Number of Shares
Cowen and Company, LLC	450,000
Needham & Company, LLC	450,000
Roth Capital Partners, LLC	120,000
Lake Street Capital Markets, LLC	90,000
Northland Securities, Inc.	90,000
Total	1,200,000

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased, other than those shares covered by the option to purchase additional shares described below. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments the underwriters may be required to make in respect thereof.

Our common stock is listed on the Nasdaq Global Market under the symbol “CLFD.”

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional Shares. We have granted to the underwriters an option to purchase up to 180,000 additional shares of common stock at the public offering price, less the underwriting discounts and commissions. This option is exercisable for a period of 30 days. To the extent that the underwriters exercise this option, the underwriters will purchase additional shares from us in approximately the same proportion as shown in the table above.

Discounts and Commissions. The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares.

We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $200,000 and are payable by us. We have agreed to reimburse the underwriters for up to $15,000 for their FINRA counsel fee. In accordance with FINRA Rule 5110, this reimbursed fee is deemed underwriting compensation for this offering.

	Total
	Per Share	Without Option	With Option
Public offering price	$100.00	$120,000,000	$138,000,000
Underwriting discounts and commissions	$5.50	$6,600,000	$7,590,000
Proceeds, before expenses, to us	$94.50	$113,400,000	$130,410,000

The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus. The underwriters may offer the shares of common stock to securities dealers at the public offering price less a concession not in excess of $3.30 per share. If all of the shares are not sold at the public offering price, the underwriters may change the offering price and other selling terms.

Discretionary Accounts. The underwriters do not intend to confirm sales of the shares to any accounts over which they have discretionary authority.

Stabilization. In connection with this offering, the underwriters may engage in stabilizing transactions, short sales, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•	Stabilizing transactions permit bids to purchase shares of common stock so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

•	Short sales involve sales by the underwriters of shares of common stock in excess of the number of shares the underwriters are obligated to purchase. This creates a syndicate short position which may be either a covered short position or a naked short position. In a covered short position, the number of shares sold by the underwriters is not greater than the number of shares that they may purchase in the option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in the option to purchase additional shares. The underwriters may close out any short position by exercising their option to purchase additional shares and/or purchasing shares in the open market.

•	Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared with the price at which they may purchase shares through exercise of the option to purchase additional shares. If the underwriters sell more shares than could be covered by exercise of the option to purchase additional shares and, therefore, have a naked short position, the position can be closed out only by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the shares in the open market that could adversely affect investors who purchase in the offering.

•	Penalty bids permit the Representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock in the open market may be higher than it would otherwise be in the absence of these transactions. Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of our common stock. These transactions may be effected on the Nasdaq Stock Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making. In connection with this offering, underwriters and selling group members may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of common stock and extending through the completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements. Pursuant to certain ‘‘lock-up’’ agreements, we and our executive officers and directors, have agreed, subject to certain exceptions, not to offer, sell, assign, transfer, pledge, contract to sell, or otherwise dispose of or announce the intention to otherwise dispose of, or enter into any swap, hedge or similar agreement or arrangement that transfers, in whole or in part, the economic consequence of ownership of, directly or indirectly, or make any demand or request or exercise any right with respect to the registration of, or file with the SEC a registration statement under the Securities Act relating to, any common stock or securities convertible into or exchangeable or exercisable for any common stock without the prior written consent of the Representatives, for a period of 90 days after the date of the pricing of the offering.

This lock-up provision applies to common stock and to securities convertible into or exchangeable or exercisable for common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition. The exceptions permit us, among other things and subject to restrictions, to: (a) issue common stock or options pursuant to employee benefit plans, (b) issue common stock upon exercise of outstanding options or warrants (c) issue securities in connection with acquisitions or similar transactions, or (d) file registration statements on Form S-8. The exceptions permit parties to the ‘‘lock-up’’ agreements, among other things and subject to restrictions, to: (a) make certain gifts, (b) make certain familial transfers, (c) if the party is a corporation, partnership, limited liability company or other business entity, make transfers to any shareholders, partners, members of, or owners of similar equity interests in, the party, or to an affiliate of the party, if such transfer is not for value, (d) if the party is a corporation, partnership, limited liability company or other business entity, make transfers in connection with the sale or transfer of all of the party’s capital stock, partnership interests, membership interests or other similar equity interests, as the case may be, or all or substantially all of the party’s assets, in any such case not undertaken for the purpose of avoiding the restrictions imposed by the “lock-up” agreement and (e) participate in tenders involving the acquisition of a majority of our stock. In addition, the lock-up provision will not restrict broker-dealers from engaging in market making and similar activities conducted in the ordinary course of their business.

The Representatives, in their sole discretion, may jointly release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time. When determining whether or not to release our common stock and other securities from lock-up agreements, the Representatives will consider, among other factors, the holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time of the request.

Selling Restrictions

Canada. The shares of common stock may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares of common stock must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland. The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area. In relation to each Member State of the European Economic Area (each, a “Member State”), no shares have been offered or will be offered pursuant to the offering to the public in that Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Member State or, where appropriate, approved in another Member State and notified to the competent authority in that Member State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Member State at any time under the following exemptions under the Prospectus Regulations:

A.	to any legal entity which is a qualified investor as defined under Article 2 the Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of the shares shall require us or any of the representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom. No shares have been offered or will be offered pursuant to the offering to the public in the United Kingdom prior to the publication of a prospectus in relation to the shares which has been approved by the Financial Conduct Authority, except that the shares may be offered to the public in the United Kingdom at any time:

A.	to any legal entity which is a qualified investor as defined under Article 2 of the UK Prospectus Regulation;

B.	to fewer than 150 natural or legal persons (other than qualified investors as defined under Article 2 of the UK Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

C.	in any other circumstances falling within Section 86 of the FSMA,

provided that no such offer of the shares shall require the Issuer or any Manager to publish a prospectus pursuant to Section 85 of the FSMA or supplement a prospectus pursuant to Article 23 of the UK Prospectus Regulation. For the purposes of this provision, the expression an “offer to the public” in relation to the shares in the United Kingdom means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares and the expression “UK Prospectus Regulation” means Regulation (EU) 2017/1129 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018.

Hong Kong. The shares have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”), or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the shares has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Singapore. Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:

A.	to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

B.	to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

C.	otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

A.	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

B.	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (however described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

(i)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)	where no consideration is or will be given for the transfer;

(iii)	where the transfer is by operation of law;

(iv)	as specified in Section 276(7) of the SFA; or

(v)	as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Israel. In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. We have not and will not take any action that would require us to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in the First Addendum to the Israeli Securities Law, 5728 – 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of shares on our behalf or on behalf of the underwriters.

Electronic Offer, Sale and Distribution of Shares. A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The Representatives may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Other Relationships. Certain of the underwriters and their affiliates have provided, and may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Ballard Spahr LLP, Minneapolis, Minnesota. Certain legal matters in connection with this offering will be passed upon for the underwriters by DLA Piper LLP (US).

EXPERTS

The consolidated financial statements of Clearfield, Inc. appearing in Clearfield’s Annual Report on Form 10-K as of, and for the years ended September 30, 2022 and 2021 have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are, and audited consolidated financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Baker Tilly US, LLP pertaining to such consolidated financial statements as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public through the SEC’s website at www.sec.gov. Copies of certain information filed by us with the SEC are also available on our website, www.seeclearfield.com, by following the link under “About Clearfield” to “For Investors” and then to “SEC Filings”. Our website is not a part of this prospectus supplement and is not incorporated by reference in this prospectus supplement.

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC through its website as provided above or from us, as provided below. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

The SEC allows us to incorporate by reference into this prospectus supplement the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. Information in this prospectus supplement supersedes information incorporated by reference that we filed with the SEC before the date of this prospectus supplement, while information that we file later with the SEC will automatically update and supersede prior information. Any information so updated and superseded shall not be deemed, except as so updated and superseded, to constitute a part of this prospectus supplement.

We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering. Notwithstanding the foregoing, unless specifically stated to the contrary, none of the information that is not deemed “filed” with the SEC, including information furnished under Items 2.02 or 7.01 of any Current Report on Form 8-K, will be incorporated by reference into, or otherwise included in, this prospectus.

•	Our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on November 23, 2022.

•	Our Current Reports on Form 8-K filed with the SEC on November 17, 2022 (excluding the information furnished therein).

•	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 1987 (File No. 000-16106), including any amendment or report filed to update such description.

All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering of the securities to which this prospectus supplement and accompanying prospectus relates (other than information in such documents that is furnished and not deemed to be filed) shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing of those documents. All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement that contains this prospectus supplement and accompanying prospectus and prior to the effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus supplement and accompanying prospectus and to be a part hereof from the date of filing those documents.

You may request a free copy of any of the documents incorporated by reference by writing or telephoning us at the following address:

Clearfield, Inc.
7050 Winnetka Av. N., Suite 100
Minneapolis, MN 55428
Attn: Corporate Secretary
(763) 476-6866

PROSPECTUS

CLEARFIELD, INC.

The following securities may be offered and sold by us or may be offered and sold, from time to time, by one or more selling securityholders to be identified in the future:

• Common stock	• Warrants

• Preferred stock	• Units

The securities may be offered by us or by selling security holders in amounts, at prices and on terms determined at the time of the offering. The securities may be sold directly to you, through agents, or through underwriters and dealers. If agents, underwriters or dealers are used to sell the securities, we will name them and describe their compensation in a prospectus supplement. You should read this prospectus and any prospectus supplement carefully before you invest.

We will describe in a prospectus supplement, which must accompany this prospectus, the securities we are offering and selling, as well as the specific terms of the securities.

Our common stock is listed on the Nasdaq Global Market under the ticker symbol “CLFD”. On April 26, 2022, the reported last sale price on the Nasdaq Global Market for our common stock was $53.59.

Investing in these securities involves certain risks. You should carefully consider the risk factors referred to on page 3 of this prospectus, in any applicable prospectus supplement and in the documents incorporated by reference or deemed incorporated by reference in this prospectus and any applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 28, 2022.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf process, we or selling security holders may sell any combination of the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities we or selling security holders may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”

We have not authorized anyone to provide any information other than that contained or incorporated by reference in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement or in any such free writing prospectus is accurate as of any date other than their respective dates.

When we refer to “Clearfield,” “we,” “our,” “us” and the “Company” in this prospectus, we mean Clearfield, Inc. When we refer to “you,” we mean the holders of the applicable securities.

THE COMPANY

Clearfield, Inc. designs, manufactures and distributes fiber protection, fiber management and fiber delivery solutions to enable rapid and cost-effective fiber-fed deployment throughout the broadband service provider space across North America. Our “fiber to anywhere” platform serves the unique requirements of leading incumbent local exchange carriers (“Traditional Carriers”), wireless operators, Multiple Systems Operators and Cable TV companies (“MSO’s”), and competitive local exchange carriers (“Alternative Carriers”), while also catering to the broadband needs of the utility/municipality, enterprise, and data center markets.

Clearfield is focused on providing fiber management, fiber protection, and fiber delivery products that accelerate the turn-up of gigabit speed bandwidth to residential homes, businesses, and network infrastructure in the wireline and wireless access network.  We offer a broad portfolio of fiber products that allow service providers to build fiber networks faster, meet service delivery demands, and align build costs with take rates.

Our products allow our customers to connect twice as many homes in their Fiber to the Home (“FTTH”) builds by using fewer resources in less time.  Our products speed up the time to revenue for our service provider customers in Multiple Dwelling Units (“MDUs”) and Multiple Tenant Units (“MTUs”) by reducing the amount of labor and materials needed to provide gigabit service.  Our products help make business services more profitable through faster building access, easier reconfiguration and quicker services turn-up.  Finally, Clearfield is removing barriers to wireless 4G/5G small cell, Cloud Radio Access Network (“C-RAN”), and distributed antenna system (“DAS”) deployments through better fiber management, test access, and fiber protection.

Substantially all of the final build and assembly is completed at Clearfield’s plants in Brooklyn Park, Minnesota and Mexico, with manufacturing support from a network of domestic and global manufacturing partners. Clearfield specializes in producing these products on both a quick-turn and scheduled delivery basis.

Clearfield is a Minnesota corporation which was incorporated in 1979 under its predecessor name. Our principal executive offices are located at 7050 Winnetka Avenue North, Suite 100, Brooklyn Park, MN 55428, and our telephone number is (763) 476-6866.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference:

•	our Annual Report on Form 10-K for the year ended September 30, 2021, filed on November 10, 2021;

•	our Quarterly Report on Form 10-Q for the quarter ended December 31, 2021, filed on February 2, 2022;

•	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that are related to such items) filed on November 4, 2021, November 8, 2021, December 6, 2021, December 15, 2021, January 27, 2022 and February 28, 2022;

•	The description of the Company’s common stock contained in its Registration Statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on July 29, 1987 (File No. 000-16106), including any amendment or report filed to update such description; and

•	all documents subsequently filed with the SEC pursuant to Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering under this prospectus.

Any statements contained in a previously filed document incorporated by reference into this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, or in a subsequently filed document also incorporated by reference herein, modifies or supersedes that statement.

You may request a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning us at the following address:

Clearfield, Inc.
7050 Winnetka Avenue North, Suite 100
Brooklyn Park, MN 55428
Attn: Corporate Secretary
(763) 476-6866

Information about us, including our SEC filings, is also available at our website at www.seeclearfield.com. However, the information on or accessible through our website is not a part of this prospectus or any prospectus supplement that we file.

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NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents that are incorporated by reference into this prospectus include forward-looking statements intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as Clearfield or its management “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates” or other words or phrases of similar import. Similarly, statements herein that describe Clearfield’s business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements, including as a result of those factors discussed under the captions entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended September 30, 2021.

Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of any of these forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. If one or more forward-looking statements are updated, no inference should be drawn that additional updates will be made with respect to those or other forward-looking statements.

RISK FACTORS

Investment in our securities involves risks. You should carefully consider the specific factors discussed under the caption “Risk Factors” in the applicable prospectus supplement, together with all the other information contained in the prospectus supplement or appearing or incorporated by reference into this prospectus.

You should also consider the risks, uncertainties and assumptions discussed under the caption “Risk Factors” of our Annual Report on Form 10-K for the year ended September 30, 2021, which is incorporated by reference into this prospectus, as updated by annual, quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein or in the applicable prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the securities for working capital and general corporate purposes including, but not limited to, funding our operations, purchasing capital equipment, funding potential acquisitions, repaying debt, paying dividends and repurchasing shares of our common stock. We may also invest the proceeds in certificates of deposit, United States government securities or certain other interest-bearing securities. If we decide to use the net proceeds from a particular offering of securities for a specific purpose, we will describe that in the related prospectus supplement.

DESCRIPTION OF SECURITIES

The description of our common stock, preferred stock, warrants or units as applicable, will be provided in a prospectus supplement. Each time we offer securities with this prospectus, the terms of that offering, including the specific amounts, prices and terms of the securities offered, and, if applicable, information about the selling security holders, will be contained in the applicable prospectus supplement and other offering materials relating to such offering or in other filings we make with the SEC under the Exchange Act, which are incorporated by reference herein.

The prospectus supplement or any other offering material may also add, update or change information contained in this prospectus. You should carefully read this prospectus, any prospectus supplement or other offering material before you invest in any of our securities.

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VALIDITY OF SECURITIES

Unless otherwise indicated in the applicable prospectus supplement, the validity of any securities to be offered will be passed upon for us by Ballard Spahr LLP.

EXPERTS

The financial statements of Clearfield, Inc. appearing in Clearfield, Inc.’s Annual Report on Form 10-K for the year ended September 30, 2021 have been audited by Baker Tilly US, LLP, independent registered public accounting firm, as set forth in their report thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Baker Tilly US, LLP pertaining to such financial statements as of the respective dates (to the extent covered by consents filed with the SEC) given on the authority of such firm as experts in accounting and auditing.

1,200,000 Shares

Common Stock

Prospectus supplement

Joint Book-Running Managers

Cowen	Needham & Company

Co-Managers

Roth Capital Partners	Lake Street	Northland Capital Markets
December 6, 2022